As filed with the Securities and Exchange Commission on September 28, 2005

                        Registration No. 333-___________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      -------------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      -------------------------------------

                            INFORMEDIX HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            NEVADA                                         88-0462762
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                       Identification No.)

               Georgetowne Park
              5880 Hubbard Drive
              Rockville, Maryland                       20852-4821
   (Address of Principal Executive Offices)             (Zip Code)

                            INFORMEDIX HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                      -------------------------------------

                         134,667 Shares of Common Stock
                            (Full title of the plan)

                      -------------------------------------

                               Dr. Bruce Kehr, CEO
                            InforMedix Holdings, Inc.
                                Georgetowne Park
                               5880 Hubbard Drive
                         Rockville, Maryland 20852-4821
                     (Name and address of agent for service)

                                 (301) 984-1566
          (Telephone number, including area code, of agent for service)

                     A copy of all communications, including
                      communications sent to the agent for
                           service should be sent to:

                             Elliot H. Lutzker, Esq.
                               Robinson & Cole LLP
                           885 Third Avenue Suite 2800
                          New York, New York 10022-4834
                                 (212) 451-2900

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
Title of                                     Proposed               Proposed
Securities             Amount                Maximum                Maximum               Amount
to be                  to be                 Offering Price         Aggregate             of
Registered             Registered            per Share(2)           Offering Price        Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.001 par value:      134,667 (1)           $.15                   $20,200.05            $2.38

                       ------------                                                       -----

TOTAL                  134,667                                                            $2.38

1. Represents shares issued pursuant to agreement(s) for services rendered or to be rendered.

2. This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported as of September 22, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

         As of July 29, 2005, the Board of Directors authorized the issuance of a total of 134,667 shares to three individuals, Shai Stern, Seth Farbman and Mildred Rostolder. First, the Company issued 34,000 shares of Common Stock to each of Shai Stern and Seth Farbman in consideration for services performed for the period March 2005 through July 2005 pursuant to a settlement agreement reached with the Company dated July 21, 2005. Also as of July 29, 2005, the Board of Directors authorized the issuance of 66,667 shares of Common Stock to Mildred Rostolder in consideration for services performed for the period March 2005 through July 2005 and prepayment for certain services to be performed prior to July 2006 pursuant to a settlement and release agreement reached with the Company dated July 10, 2005.

          This Registration Statement relates to a maximum of 134,667 shares of Common Stock.

Item 2. Registrant Information and Employee Plan Annual Information.

            We will provide, without charge, to each person to whom a copy of this 10(a) Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the 10(a) Prospectus). Requests should be directed to the Chairman and CEO, Dr. Bruce Kehr, at InforMedix Holdings, Inc., Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852-4821. Our telephone number is (301) 984-1566.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The Registrant incorporates the following documents by reference in this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 31, 2005;

      (b) The Registrant's Quarterly Report on Form 10-QSB and amendments thereto for the quarter ended June 30, 2005, which was filed with the Securities and Exchange Commission on August 18, 2005;

      (c) The Registrant's Articles of Incorporation and Amendments thereto and the Registrant's By-laws, both filed with the Registrant's Registration Statement on Form SB-2 (File No. 33-45774), on September 14, 2000; and

      (d) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

      For the purposes of this Registration Statement, any statement contained in a document incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

      The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Registrant's authorized capitalization is 80,000,000 shares of Common Stock, par value $.001 per share and 4,500,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). As of September 16, 2005, there were 38,576,045 shares of Common Stock issued and outstanding held by 230 shareholders of record, and no shares of Preferred Stock outstanding.

Common Stock

      The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued in exchange for the consideration set forth herein, will be, validly issued, fully paid and non-assessable.

Preferred Stock

The Board of Directors has the authority to designate one or more series of Preferred Stock. Such provisions are referred to as "blank check" provisions, as they give the Board of Directors the flexibility, from time to time, without further stockholder approval, to create Preferred Stock and to determine the descriptions, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the company and (viii) other relative rights, preferences and limitations of such series.

If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. On the Company's liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by the Board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company. Preferred stock authorized by the Board could be redeemable or convertible into shares of any other class or series of our capital stock.

The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The preferred stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company's management. In addition, the issuance of additional Common Shares or Preferred Stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company is currently not considering the issuance of preferred stock for such financing or transactional purposes and has no agreements or understandings, or any present intention to issue any series of preferred stock.

Dividends

To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, any dividend restrictions or prohibitions under outstanding Preferred Stock of loan agreements, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in the Company's business operations.

Item 5.  Interests of Named Experts and Counsel.

      The Law Office of Robinson & Cole LLP has rendered legal services and prepared this Form S-8. Such office is located at 885 Third Avenue, Suite 2800, New York, NY 10022.

                                    EXPERTS

      The consolidated financial statements of the Registrant as of December 31, 2004 and 2003, and for the years then ended incorporated by reference in this Form S-8 have been audited by Bagell, Josephs & Company, LLC ("Bagell Josephs"), independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.

Item 6. Indemnification of Officers and Directors.

      The Registrant is a Nevada corporation. The following statutes and by-law provisions are the only statutes, charter provisions, by-laws, contracts or other arrangements known to the Registrant that insure or indemnify a controlling person, director or officer of the Registrant in any manner against liability which he or she may incur in his or her capacity as such.

Article EIGHTH of the registrant's Articles of Incorporation provides that:

The registrant may, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Article VI of the Registrant's By-laws provides that:

On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the registrant served in any capacity at the request of the registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the registrant, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys, fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the registrant may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the registrant shall indemnify any person made a party to an action by or in the right of the registrant to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the registrant, against the reasonable expenses, including attorneys, fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the registrant may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

Sections 78.7502 and 78.751 of the Nevada General Corporation Law ("GCL"), provide that:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the GCL provides that:

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

Item 7. Exemption from Registration Claimed.

On July 29, 2005, the Board of Directors authorized the issuance of 34,000 shares, 34,000 shares and 66,667 shares of Common Stock to Shai Stern, Seth Farbman and Mildred Rostolder for services rendered to the Company. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits

Exhibit   Description
-------   -----------
* 5.1     Opinion of Robinson & Cole, LLP.
*23.1     Consent of Bagell Josephs & Company, LLC, Certified Public Accountants
*23.2     Consent of Robinson & Cole, LLP. (Included in Exhibit 5.1)

----------------
* filed with this Registration Statement


Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on September 26, 2005.

                            INFORMEDIX HOLDINGS, INC.


                        By: /s/ Bruce A. Kehr
                        --------------------------------
                        Bruce A. Kehr, Chief Executive Officer

                        By: /s/ Arthur T. Healey
                        --------------------------------
                        Arthur T. Healey, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

               Signature                 Title                                                       Date
               ---------                 -----                                                       ----
       /s/ Bruce A. Kehr
------------------------------------   Chairman of the Board and Chief Executive              September 26, 2005
             Bruce A. Kehr             Officer (Principal Executive Officer)

       /s/ Arthur T. Healey
------------------------------------   Chief Financial Officer and General Counsel            September 26, 2005
             Arthur T. Healey          (Principal Financial Officer)

       /s/ Rhonda B. Friedman
------------------------------------   Director                                               September 26, 2005
       Rhonda B. Friedman, Sc.D

      /s/ Phillip Gross
------------------------------------   Director                                               September 26, 2005
           Phillip Gross

      /s/ Harris Kaplan
------------------------------------   Director                                               September 26, 2005
             Harris Kaplan

     /s/
------------------------------------   Director                                                             2005
             Robert Rubin

     /s/ Douglas G. Watson
------------------------------------   Director                                               September 26, 2005
            Douglas G. Watson